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Exhibit (e)(4)

FIRST AMENDMENT TO RIGHTS AGREEMENT
BETWEEN MONOLITHIC SYSTEM TECHNOLOGY, INC. AND
WELLS FARGO BANK, N.A., AS RIGHTS AGENT

        THIS FIRST AMENDMENT TO RIGHTS AGREEMENT (this "Amendment") is made as of February 23, 2004, by and between Monolithic System Technology, Inc., a Delaware corporation (the "Company") and Wells Fargo Bank, N.A., formerly Wells Fargo Minnesota, N.A. (the "Rights Agent").

        WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of October 11, 2000 (the "Rights Agreement") specifying the terms of the Rights (as defined therein);

        WHEREAS, the Company, Synopsys, Inc., a Delaware corporation ("Parent") and Mountain Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition Sub"), intend to enter into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") which provides (subject to the conditions set forth therein) for Parent to acquire the Company by (i) causing Acquisition Sub to make an exchange offer as contemplated by the Merger Agreement (the "Offer") for all of the issued and outstanding shares of common stock of the Company ("Company Common Stock"), and (ii) after the acquisition by Acquisition Sub of shares of Company Common Stock tendered pursuant to the Offer, causing Acquisition Sub to merge into the Company (the merger of Acquisition Sub into the Company being referred to as the "Merger");

        WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company's stockholders that the Rights Agreement be amended as set forth in this Amendment to ensure (among other things) that none of (a) the approval, execution, delivery or performance of the Merger Agreement or the Stockholder Agreements (as defined herein), (b) the public disclosure of the Offer, the Merger Agreement, the Stockholder Agreements and the transactions contemplated thereby, or (c) the commencement or consummation of the Offer, the Merger or any of the transactions contemplated by the Merger Agreement or the Stockholder Agreements will cause Parent, Acquisition Sub or any of their "Affiliates" or "Associates" (as each such term is defined in the Rights Agreement) to become an "Acquiring Person" (as defined in the Rights Agreement) or result in a "Shares Acquisition Date" or otherwise trigger the Rights;

        WHEREAS, the Company has delivered to the Rights Agent the appropriate writing in accordance with Section 27 of the Rights Agreement; and

        WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement.

        NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein and in the Rights Agreement, the parties hereby agree as follows:

Section 1    Defined Terms

Capitalized terms that are not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

Section 2    Amendments to Rights Agreement

        (a)   Section 1(a) of the Rights Agreement, which sets forth the definition of "Acquiring Person," is hereby amended by adding the following new paragraph at the end of Section 1(a):

  "Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, neither Synopsys, Inc. ("Parent") nor Mountain Acquisition Sub, Inc., a wholly owned subsidiary of Parent ("Acquisition Sub"), nor any of their respective Affiliates or Associates, shall be deemed to be an Acquiring Person in connection with, as a result of or otherwise by reason of (i) the approval, execution, delivery or performance of the Agreement and Plan of Merger and Reorganization dated as of February 23, 2004 among Parent, Acquisition Sub and the Company (the "Merger Agreement"), or the approval, execution, delivery or performance of any amendment to the Merger Agreement, (ii) the approval, execution, delivery or performance of those certain Stockholder Agreements contemplated by the Merger Agreement (the "Stockholder Agreements") or the approval, execution, delivery or performance of any amendment to any of the Stockholder Agreements, (iii) the approval, execution, delivery or performance of any other documents or instruments contemplated by the Merger Agreement or the performance of any of the other Contemplated Transactions (as defined in the Merger Agreement) ((i)-(iii), collectively, the "Synopsys Acquisition Documents"), or (iv) the announcement or commencement of the Offer or the consummation of the Offer or the Merger (each as defined in the Merger Agreement). Without limiting the foregoing, no such event shall entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of Rights, including giving the holders of the Rights the right to acquire securities of any party to the Merger Agreement."

        (b)   Section 1(n) of the Rights Agreement, which sets forth the definition of "Interested Stockholder," is hereby amended by adding the following new paragraph at the end of Section 1(n):

  "Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, neither Parent nor Acquisition Sub nor any of their respective Affiliates or Associates shall be deemed to be an Interested Stockholder in connection with, as a result of or otherwise by reason of (i) the approval, execution, delivery or performance of Synopsys Acquisition Documents, or (ii) the announcement or commencement of the Offer or the consummation of the Offer or the Merger."

        (c)   Section 1(v) of the Rights Agreement, which sets forth the definition of "Shares Acquisition Date," is hereby amended by adding the following new paragraph at the end of Section 1(v):

  "Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, no Shares Acquisition Date shall be deemed to have occurred in connection with, as a result of or otherwise by reason of (i) the approval, execution, delivery or performance of the Synopsys Acquisition Documents, or (ii) the announcement or commencement of the Offer or the consummation of the Offer or the Merger."

        (d)   Section 1(bb) of the Rights Agreement, which sets forth the definition of "Trigger Event," is hereby amended by adding the following new paragraph at the end of Section 1(bb):

  "Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, no Trigger Event shall be deemed to have occurred in connection with, as a result of or otherwise by reason of (i) the approval, execution, delivery or performance of the Synopsys Acquisition Documents, or (ii) the announcement or commencement of the Offer or the consummation of the Offer or the Merger."

        (e)   Section 3(a) of the Rights Agreement is hereby amended by adding the following new paragraph at the end of Section 3(a):

  "Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, no Distribution Date shall be deemed to have occurred in connection with, as a result of or otherwise by reason of (i) the approval, execution, delivery or performance of the Synopsys Acquisition Documents, or (ii) the announcement or commencement of the Offer or the consummation of the Offer or the Merger."

        (f)    Section 7(a) of the Rights Agreement is hereby amended by deleting the word "or" that appears immediately prior to the symbol "(iii)" and deleting the period at the end of Section 7(a) and by adding the following to the end of the amended Section 7(a):

  ", or (iv) the time immediately prior to the Effective Time (as defined in the Merger Agreement)."

        (g)   Section 13(f) of the Rights Agreement is hereby amended by adding the following sentence at the end of Section 13(f):

  "None of (i) the approval, execution, delivery or performance of the Synopsys Acquisition Documents, or (ii) the announcement or commencement of the Offer or the consummation of the Offer or the Merger, shall constitute a transaction described in this Section 13(f), and none of such matters shall entitle or permit the holders of the Rights to exercise the Rights, or otherwise give the holders of the Rights the right to acquire securities of any party to the Merger Agreement."

        (h)   Section 11(a)(iii) of the Rights Agreement is hereby amended by adding the following sentence at the end of such section:

  "The exchange offer contemplated by the Reorganization is a tender offer that meets all of the requirements set forth in this Section 11(a)(iii), and accordingly, the right to buy Common Shares of the Company pursuant to subparagraph (ii) of this Section 11(a) shall not arise in connection with, as a result of or otherwise by reason of the Offer, the Merger or any of the other Contemplated Transactions."

Section 3    Effectiveness.

        (a)   Except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected by this Amendment.

        (b)   This Amendment shall be deemed to be in force and effect immediately prior to the execution and delivery of the Merger Agreement. Upon any termination of the Merger Agreement pursuant to the terms of Section 8.1 thereof, or if the Merger Agreement is not executed or delivered, this Amendment shall be cancelled and shall be of no further force or effect.

Section 4    Miscellaneous.

        (a)   If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        (b)   This Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state.

        (c)   This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

        (d)   Nothing in this Amendment shall be construed to give to any person or corporation other than the Company, Parent, Acquisition Sub, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares) any legal or equitable right, remedy or claim under this Amendment; but this Amendment shall be for the sole and exclusive benefit of the Company, Parent, Acquisition Sub, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares).

        (e)   The Company hereby certifies to the Rights Agent that this Amendment is in compliance with Section 27 of the Rights Agreement.

        (f)    This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first set forth above.

MONOLITHIC SYSTEM TECHNOLOGY, INC.
By:	/s/ MARK VOLL
Name: Mark Voll
Title: Vice President, Chief Financial Officer and Secretary
WELLS FARGO BANK, N.A.
By:	/s/ JOHN D. BAKER
Name: John D. Baker
Title: Assistant Vice President

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  Exhibit (e)(4)
FIRST AMENDMENT TO RIGHTS AGREEMENT BETWEEN MONOLITHIC SYSTEM TECHNOLOGY, INC. AND WELLS FARGO BANK, N.A., AS RIGHTS AGENT